Exhibit 99.1

Equity Transfer Agreement

Party A: Mr. Foqing Zhu (Citizen ID Number: 330402196310201253)
Party B: Qingdao Sinogas General Machinery Co. Ltd.

Whereas Jiaxing Lixun Automotive Electronic Co., LTD (hereinafter referred to as “Jiaxing Lixun ”) is a sino-foreign joint company collectively incorporated by Qingdao Sinogas General Machinery Co. Ltd. (hereinafter referred to as “Qingdao Sinogas”), Sinoenergy Holding Limited Co. and Mr. Foqing Zhu with registered capital of ¥700,000, approved and authorized by Jiaxing Administration of Industry and Commerce;
Whereas Party A intends to transfer its 30% shares in Jiaxing Lixun;
Whereas Party B, a independent juridical person, desire to accept the equity transferred by Party A and participate in the existing business and operation of Jiaxing Lixun; meanwhile Sinoenergy Holding Limited Co., as another shareholder, shall waive the first right of subscription to the shares.
1.	Party A agree to transfer its 30% shares in Jiaxing Lixun to Party B;
2.	Party B agree to accept the 30% shares Party A owned in Jiaxing Lixun;
3.	The Boards of Directors of both Party A and Party B have checked and approved the proposal of the equity transfer and Board Resolution has been made;
4.
Board of Directors of Jiaxing Lixun has hold Board Meeting for the equity transfer proposal and resolved to execute the equity transfer and that another shareholder waive the first right of subscription;

5.	Both parties shall thoroughly understand their rights and obligations respectively in the process of equity transfer and shall agree to process the equity transfer according to applicable laws.
Therefore, The parties hereto are desirous of entering into this Equity Transfer Agreement to set out the terms and conditions trough friendly negotiation and to regulate certain rights and obligations among themselves with respect thereto and to secure mutual benefits based on stipulations of applicable laws of PRC:

Article 1 Transferor and Transferee
1.1	Transferor (Party A): Mr. Foqing Zhu

1.2	Transferee (Party B ): Qingdao Sinogas General Machinery Co. Ltd.
Office Address: No.45, Jinhua Road, Sifang District, Qingdao
Legal Representative: Mr. Bo Huang

Article 2 Site of Signing of the Agreement

2.1	This Agreement shall be signed in Jiaxing City, Zhejiang Province.

Article 3 Cost of the Equity Transfer

3.1	Party A shall transfer its 30% shares in Jiaxing Lixun to Party B;

3.2	Party B shall agree to accept the shares transferred from Party A;

3.3	Both Party A and Party B shall consistently agree that the equity transfer cost is RMB 8,000,000;

3.4	Party A shall guarantee that the equity transferred to Party B is totally clear without any mortgage and warranty and involving any disputes and lawsuits.

Article 4 Payment of the Cost of Equity Transfer

Party B shall pay Party A full cost of equity transfer within 30 days as of the date the Agreement come into force;

Article 5 Transfer of the Equity

5.1	Both Party A and Party B shall consign Board of Directors of Jiaxing Lixun to fulfill the registration of shares transfer;

5.2	The procedure of the forgoing registration shall be completed within 60 days as of the date this Agreement come into force.

Article 6 Rights and Obligations

6.1	Party B shall hold 75% shares of Jiaxing Lixun and enjoy interests accordingly after the procedures of transfer and registration are completed;

6.2	Both Party A and Party B shall keep any documents, files, materials and substance related to this equity transfer confidential before closing of this transaction.

6.3	Party B shall pay the cost of equity transfer punctually.

6.4	Party A shall provide necessary assistance and cooperation to Party B for complying with the equity transfer registration as well as any other legal procedures.

6.5
Party A shall deliver Party B materials and documents he has in Jiaxing Lixun including but not limited the share registration, client lists, supplier lists, technology data, business materials as of the date of signing this Agreement.

6.6	Party A shall not enjoy any rights and interests in the Jiaxing Lixun as of the date equity transfer procedures and registration are completed.

6.7
The members in Board of Directors who appointed by Party A shall not be seated on the Board of Jiaxing Lixun and Party B shall have right to appoint members on the Board of Directors as of the date equity transfer procedures and registration are completed.

6.8
Party B shall guarantee to take obligation of keeping any other special information including but not limited financial status, clients resources and business channels confidential and shall not provide them to any other Third Party or used them in its self-operating business during the period of being shareholder of Jiaxing Lixun.

Article 7 Breach Obligations

7.1
Any Party hereto without performing or partly performing the Agreement shall be deemed as breach of the Agreement, the breach party shall indemnify any economic losses and damage caused to another Party.

7.2	The Party who observing the Agreement shall have right to request the Party who violating the Agreement continuing to perform the Agreement in the event of breaching the Agreement from any Party.

Article 8 Modifications and Termination

8.1	No Party shall alter or cancel the Agreement without unanimous consultation of all parties.

8.2	The Party who observing the Agreement shall have right to request the Party who violating the Agreement continuing to perform the Agreement in the event of breaching the Agreement from any Party.

8.3	The written agreement made by all the parties to terminate this agreement shall come into force after being signed and sealed by all the parties.

ARTICLE 9 Disputes Resolve and Applicable Law

9.1.	The Agreement is applicable for laws under People's Republic of China

9.2.	Any disputes due to performing the Agreement shall be resolved by friendly negotiation. In the event of failure of negotiation, any Party shall pursue to lawsuit to solve the disputes

ARTICLE 10 Effectiveness of the Agreement

10.1.
The Agreement shall come into force after being signed and sealed by all the parties. The Agreement shall 3 original signed copies with equal force. Each of Party A and Party B holds one original signed copy and the other original signed copy shall be provided to Examination and Approval Agency.